News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

CROWN HOLDINGS, INC. REPORTS FOURTH QUARTER 2022 RESULTS

Yardley, PA - February 7, 2023. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the fourth quarter ended December 31, 2022.

Highlights

•Fourth quarter and full year reported diluted earnings per share of $.74 and $5.99
•Fourth quarter and full year adjusted diluted earnings per share of $1.17 and $6.75
•Global beverage can shipments grew 3% for the fourth quarter and full year
•Global beverage can shipments expected to grow mid-single digits in 2023

Fourth Quarter Results
Net sales in the fourth quarter were $3,012 million compared to $3,054 million in the fourth quarter of 2021 reflecting the pass through of higher raw material costs and increased beverage sales unit volumes, offset by lower volumes in the Transit Packaging businesses and unfavorable foreign currency translation of $92 million.

Income from operations was $229 million in the fourth quarter compared to $303 million in the fourth quarter of 2021. Segment income in the fourth quarter of 2022 was $292 million compared to $357 million in the prior year fourth quarter reflecting costs associated with higher inventory levels, lower cost absorption from planned inventory reductions and higher energy prices.

Commenting on the quarter, Timothy J. Donahue, Chairman, President and Chief Executive Officer, stated, “The operating environment remained challenging in the fourth quarter, as the impacts from inflation and higher interest rates adversely affected the Company's income performance. Global beverage can shipments advanced 3% in the quarter with North America up modestly.

“Continued global volume growth across beverage cans coupled with the contractual recovery of raw material and other inflationary costs is expected to meaningfully improve segment income performance in 2023. The Transit business is expected to benefit from a much lower cost structure, the result of a significant overhead reduction program and the non-recurrence of steel cost headwinds that affected 2022 performance.

“Our measured approach to beverage can expansion remains on schedule to meet global customer demand. In the United States, the first line of our new plant in Martinsville, Virginia began shipments to customers in November, and the second line will commence commercial production this month. In Mesquite, Nevada we expect to begin commercial production from line one in June and line two in October. Across Europe the Company is adding much needed capacity to our system with high-speed production lines being added to facilities in Parma, Italy and Agoncillo, Spain with startups expected in March and May, respectively. Additionally, the previously announced relocation of beverage can operations to our new site in Peterborough, United Kingdom is underway with the first line expected to commence production late in the second quarter and the second line in August. In North American Food, our capacity expansion has principally centered on expanding pet food can capacity with the third two-piece steel production line to the Owatonna, Minnesota plant completed in November. Additionally, the Company is installing a pet food can line to the Dubuque, Iowa plant with operations expected to commence in the third quarter."

Interest expense was $90 million in the fourth quarter of 2022 compared to $50 million in 2021 reflecting higher outstanding debt and higher interest rates.

Net income attributable to Crown Holdings in the fourth quarter was $89 million compared to a net loss of $1,001 million in the fourth quarter of 2021. Reported diluted earnings per share were $0.74 in the fourth quarter of 2022 compared to a reported diluted loss per share of $7.95 in 2021. Adjusted diluted earnings per share were $1.17 compared to $1.66 in 2021.

Full Year Results
Net sales for the full year of 2022 were $12,943 million compared to $11,394 million in 2021, primarily due to the pass through of higher raw material costs and increased beverage sales unit volumes, which more than offset unfavorable foreign currency translation of $372 million.

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Income from operations was $1,336 million for the full year 2022 compared to $1,363 million in 2021. Segment income for the full year 2022 was $1,443 million versus $1,500 million in the prior year period, primarily due to costs associated with higher inventory levels, higher energy prices and unfavorable foreign currency translation of $29 million.

Interest expense was $284 million for the full year 2022 compared to $253 million in 2021 primarily due to higher interest rates.

Net income attributable to Crown Holdings in 2022 was $727 million compared to a loss of $560 million in 2021. Reported diluted earnings per share were $5.99 compared to a diluted loss per share of $4.30 in 2021 and adjusted diluted earnings per share were $6.75 compared to $7.66 in 2021.

The Company repurchased $722 million, or 6.4 million shares of its common stock. The Company has remaining Board authorization to repurchase an additional $2.3 billion through December 2024. Since reinitiating the share repurchase program in 2021, we have now repurchased 15.3 million or 11% of our shares then outstanding.

The following supplemental information is provided below: a reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share and the impact of foreign currency translation.

Outlook
With improved results expected in each of our global beverage can businesses as well as in Transit Packaging, adjusted EBITDA is anticipated to grow in the range of 8-12% in 2023.

The Company currently estimates full year 2023 adjusted diluted earnings per share to be in the range of $6.20 to $6.40, including a $0.40 per diluted share year over year impact from additional noncash pension and postretirement. As a result of higher average outstanding borrowings and higher interest rates, net interest expense is expected to be approximately $400 million in 2023, an increase of more than $130 million or $0.80 per diluted share compared to 2022.

The Company expects the adjusted effective income tax rate to be between 24% and 25% compared to 23.6% in 2022 and adjusted free cash flow to be approximately $500 million after $900 million in capital expenditures.

First quarter adjusted diluted earnings per share is expected to be in the range of $1.00 to $1.10 which includes headwinds from higher interest and pension expense as well as the negative year on year impact from steel repricing.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, interest expense, interest income, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. Reconciliations of estimated adjusted diluted earnings per share for the first quarter and full year of 2023 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters. We have not provided a reconciliation of the range of anticipated growth of projected adjusted EBITDA to the most comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including restructuring and other charges which are event-driven. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
repurchases or dividends. Segment income, adjusted free cash flow, adjusted net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, February 8, 2023 at 9:00 a.m. (EST) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 15, 2023. The telephone numbers for the replay are 203-369-3348 or toll free 800-813-5534.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of the coronavirus pandemic on the Company’s operations, including the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the future impact of currency translation; the continuation of performance and market trends in 2023, including consumer preference for beverage cans and increasing global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy prices and the Company's ability to recover raw material and other inflationary costs; future demand for food cans; the Company’s ability to successfully complete its previously announced capacity expansion projects and begin production within expected timelines, including any delays related to the pandemic; and the impact of overhead reduction efforts in the Transit business, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2021 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods and industrial products. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$3,012	$3,054	$12,943	$11,394

Cost of products sold	2,509	2,481	10,643	9,029
Depreciation and amortization	114	111	460	447
Selling and administrative expense	137	145	556	583
Restructuring and other	23	14	(52)	(28)
Income from operations (1)	229	303	1,336	1,363
Pension settlements and curtailments		1,520	1	1,520
Other pension and postretirement	(3)	(1)	(17)	(5)
Foreign exchange	4	(44)	16	(45)
Earnings (loss) before interest and taxes	228	(1,172)	1,336	(107)
Interest expense	90	50	284	253
Interest income	(6)	(4)	(15)	(9)
Loss on debt extinguishment		68	11	68
Income (loss) from continuing operations before income taxes	144	(1,286)	1,056	(419)
Provision for (benefit from) income taxes	25	(342)	243	(57)
Equity earnings (loss)	3	(7)	42	3
Income (loss) from continuing operations	122	(951)	855	(359)
Income from discontinued operations, net of tax				156
Loss from disposal		(9)		(208)
Loss from discontinued operations		(9)		(52)
Net income (loss)	122	(960)	855	(411)
Net income from continuing operations attributable to noncontrolling interests	33	41	128	148
Net income from discontinued operations attributable to noncontrolling interests				1
Net income (loss) attributable to Crown Holdings	$89	$(1,001)	$727	$(560)

(1) Reconciliation from income from operations to segment income follows.

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Earnings Per Share (Unaudited)
(in millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss) attributable to Crown Holdings
From continuing operations	$89	$(992)	$727	$(507)
From discontinued operations (1)		(9)		(53)
Total	$89	$(1,001)	$727	$(560)
Earnings (loss) per share attributable to Crown Holdings:
Basic earnings (loss) per share from continuing operations	$0.75	$(7.87)	$6.01	$(3.89)
Basic earnings (loss) per share from discontinued operations		(0.08)		(0.41)
Basic earnings (loss) per common share	$0.75	$(7.95)	$6.01	$(4.30)

Diluted earnings (loss) per common share from continuing operations	$0.74	$(7.87)	$5.99	$(3.89)
Diluted earnings (loss) per common share from discontinued operations		(0.08)		(0.41)
Diluted earnings (loss) per common share	$0.74	$(7.95)	$5.99	$(4.30)

Weighted average common shares outstanding:
Basic	119,160,922	125,990,933	120,855,695	130,376,215
Diluted	119,498,979	126,762,186	121,376,604	131,348,050
Actual common shares outstanding	119,945,302	126,131,799	119,945,302	126,131,799

(1) Discontinued operations does not include any allocation of interest expense or indirect costs.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Income from operations	$229	$303	$1,336	$1,363
Intangibles amortization	40	40	159	165
Restructuring and other	23	14	(52)	(28)
Segment income	$292	$357	$1,443	$1,500

Segment Information

Net Sales	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Americas Beverage	$1,210	$1,201	$5,126	$4,441
European Beverage	453	462	2,114	1,843
Asia Pacific	395	381	1,615	1,322
Transit Packaging	588	692	2,545	2,530
Other (1)	366	318	1,543	1,258
Total net sales	$3,012	$3,054	$12,943	$11,394

Segment Income

Americas Beverage	$177	$181	$742	$756
European Beverage	15	43	144	259
Asia Pacific	29	51	172	182
Transit Packaging	71	83	281	318
Other (1)	34	33	240	144
Corporate and other unallocated items	(34)	(34)	(136)	(159)
Total segment income	$292	$357	$1,443	$1,500

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release. Some or all of each reconciling item is reported within discontinued operations in the Consolidated Statement of Operations.

	Three Months Ended December 31,				Year Ended December 31,
	2022		2021		2022		2021
Net income (loss)/diluted earnings (loss) per share attributable to Crown Holdings, as reported	$89	$0.74	$(1,001)	$(7.95)	$727	$5.99	$(560)	$(4.30)
Intangibles amortization (1)	40	0.34	40	0.32	159	1.31	170	1.29
Restructuring and other (2)	23	0.19	14	0.11	(52)	(0.43)	(26)	(0.20)
Loss on debt extinguishment (3)			68	0.54	11	0.09	68	0.52
Foreign exchange gain (4)			(47)	(0.37)			(47)	(0.36)
Pension settlements/curtailments (5)			1,520	12.04	1		1,520	11.61
Loss from discontinued operations (6)			9	0.07			208	1.58
Income taxes (7)	(14)	(0.12)	(399)	(3.15)	(34)	(0.28)	(343)	(2.61)
Equity earnings (8)	2	0.02	6	0.05	8	0.07	6	0.05
Noncontrolling interests (9)							10	0.08
Adjusted net income/diluted earnings per share (10)	$140	$1.17	$210	$1.66	$820	$6.75	$1,006	$7.66

Effective tax rate as reported (11)	17.4%		26.6%		23.0%		(16.9)%

Adjusted effective tax rate (11)	18.8%		18.5%		23.6%		22.5%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the fourth quarter and full year of 2022, the Company recorded charges of $40 million ($30 million net of tax) and $159 million ($122 million net of tax) for intangibles amortization arising from prior acquisitions. In the fourth quarter and full year of 2021, the Company recorded charges of $40 million ($31 million net of tax) and $170 million ($130 million net of tax) for intangibles amortization.

(2)In the fourth quarter and full year of 2022, the Company recorded net restructuring and other charges of $23 million ($18 million net of tax) and net restructuring and other gains of $52 million ($55 million net of tax), including a gain of $113 million for the sale of the Transit Packaging segment's Kiwiplan business and a charge of $29 million for a Transit Packaging overhead cost reduction program, both in the second quarter. In the fourth quarter and full year of 2021, the Company recorded net restructuring and other charges of $14 million ($11 million net of tax) and gains of $26 million ($16 million net of tax).
(3)For the full year of 2022, the Company recorded loss on debt extinguishment of $11 ($10 net of tax) for the early redemption of senior notes due 2023 and the refinancing of its revolving credit facility and term loans. In the fourth quarter of 2021, the

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
Company recorded a charge of $68 million ($56 million net of tax) primarily for premiums paid on the early extinguishment of bonds.

(4)In the fourth quarter of 2021, the Company recorded foreign exchange gains of $47 million ($35 million net of tax) arising from the remeasurement in local currency of U.S. dollar monetary asset balances in its operations in Turkey.

(5)In the fourth quarter of 2021, the Company recorded $1,520 million ($1,152 million net of tax) primarily related to the settlement of its UK pension plan obligations.

(6)In the fourth quarter and full year of 2021, the Company recorded after-tax charges of $9 million and $208 million (primarily due to cumulative translation adjustments and tax charges) in connection with the sale of its European Tinplate operations.

(7)The Company recorded income tax benefits of $14 million and $34 million in the fourth quarter and full year of 2022 and $399 million and $343 million in the fourth quarter and full year of 2021 related to tax matters including tax law changes, tax settlements, valuation allowance adjustments and the items described above.

(8)In the fourth quarter and full year of 2022 and 2021, the Company recorded its proportional share of intangible amortization and inventory step-up charges recorded by its equity method affiliate, Eviosys. These charges were recorded net of tax by the Company in the line Equity earnings.

(9)In 2021, the Company recorded noncontrolling interest charges of $10 million related to the items described above.

(10)The full year of 2021 includes $161 million of adjusted net income and $1.23 of adjusted diluted earnings per share for the European Tinplate business that was sold in August 2021.

(11)The reported and adjusted effective tax rates include income from discontinued operations, which is reported net of tax in the statement of operations. Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdiction.

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Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
December 31,	2022	2021
Assets
Current assets
Cash and cash equivalents	$550	$531
Receivables, net	1,843	1,889
Inventories	2,014	1,735
Prepaid expenses and other current assets	252	243
Current assets held for sale		97
Total current assets	4,659	4,495

Goodwill and intangible assets, net	4,309	4,532
Property, plant and equipment, net	4,540	4,036
Other non-current assets	793	795
Total assets	$14,301	$13,858

Liabilities and equity
Current liabilities
Short-term debt	$76	$75
Current maturities of long-term debt	109	135
Accounts payable and accrued liabilities	3,747	3,909
Current liabilities held for sale		14
Total current liabilities	3,932	4,133

Long-term debt, excluding current maturities	6,792	6,052
Other non-current liabilities	1,290	1,343

Noncontrolling interests	438	418
Crown Holdings shareholders' equity	1,849	1,912
Total equity	2,287	2,330
Total liabilities and equity	$14,301	$13,858

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Year ended December 31,	2022	2021

Cash flows from operating activities
Net income (loss)	$855	$(411)
Depreciation and amortization	460	463
Restructuring and other	(52)	(26)
Loss from disposal of discontinued operations		101
Pension expense	25	1,567
Pension contributions	51	(236)
Stock-based compensation	29	33
Working capital changes and other	(565)	(586)
Net cash provided by operating activities (1)	803	905

Cash flows from investing activities
Capital expenditures	(839)	(816)
Acquisitions and divestitures	166	2,299
Other	31	24
Net cash (used for) provided by investing activities	(642)	1,507

Cash flows from financing activities
Net change in debt	914	(1,742)
Dividends paid to shareholders	(106)	(105)
Common stock repurchased	(722)	(950)
Dividends paid to noncontrolling interests	(100)	(122)
Other, net	(11)	(25)
Net cash provided by (used for) financing activities	(25)	(2,944)

Effect of exchange rate changes on cash and cash equivalents	(90)	(113)

Net change in cash and cash equivalents	46	(645)
Cash and cash equivalents at January 1	593	1,238

Cash and cash equivalents at December 31 (2)	$639	$593

(1)Adjusted free cash flow is defined by the Company as net cash provided by operating activities less capital expenditures and certain other items. A reconciliation of net cash provided by operating activities to adjusted free cash flow for the three months and year ended December 31, 2022 and 2021 follows.

(2)Cash and cash equivalents include $89 and $62 of restricted cash at December 31, 2022 and 2021.

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	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$669	$660	$803	$905
U.K. pension settlement (3)	(8)	(55)	(77)	216
Interest included in investing activities (4)			26	25
Capital expenditures	(232)	(304)	(839)	(816)
Transaction fees (5)				47
Insurance receivable (6)	(17)		23
Adjusted free cash flow	$412	$301	$(64)	$377

(3)In September 2021, the Company made a contribution of £196 ($271 million as of September 30, 2021) million to its U.K. defined pension plan in advance of a full settlement of the plan’s obligations in November 2021. The Company expects £127 of the contribution to be repaid as the plan sells its remaining illiquid assets, of which £101 ($122 million as of December 31, 2022) has been received to date.

(4)Interest benefit of cross currency swaps included in investing activities.

(5)Transaction fees and costs related to the sale of the Company's European Tinplate business.

(6)As of December 31, 2022, the Company has recorded an insurance receivable of $23 million for incremental expenses incurred as a result of the December 2021 tornado at its Bowling Green plant that the Company expects to be reimbursed under the terms of its insurance policy.

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Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation – Favorable/(Unfavorable) (1)

	Three Months Ended December 31, 2022		Year Ended December 31, 2022
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$2	$3	$3	$3
European Beverage	(41)	1	(177)	(7)
Asia Pacific	(13)		(42)	(3)
Transit Packaging	(35)	(6)	(139)	(20)
Corporate and other	(5)		(17)	(2)
	$(92)	$(2)	$(372)	$(29)

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Net Leverage Ratio

	2022	2021
Income from operations	$1,336	$1,363
Add:
Intangibles amortization	159	165
Restructuring and other	(52)	(28)
Segment income	1,443	1,500
Depreciation	301	282
Adjusted EBITDA	$1,744	$1,782

Total debt	$6,977	$6,262
Less cash	550	531
Net debt	$6,427	$5,731

Adjusted net leverage ratio	3.7x